Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 16, 2017 on the 2016 and 2015 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-212434 effective July 21, 2016, File No. 333-194798 effective April 15, 2014, File No. 333-175682, effective July 26, 2011, and File No. 333-172571, effective April 4, 2011) and on Forms S-8 (File No. 333-137666, effective September 29, 2006, File No. 333-169158, effective September 2, 2010, File No. 333-179790, effective February 29, 2012, and File No. 333-203732 effective April 29, 2015).

February 16, 2017
Clearwater, Florida

Member of Kreston International – a global network of independent accounting firms